Exhibit 1.2

AMENDMENT TO TERM LOAN AGREEMENT (CHANGE IN CONTROL)

This Amendment to Term Loan Agreement (Change in Control) (this “Amendment”) is entered into as of January 22, 2016 by and between Teradata Corporation, a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N. A., as administrative agent for the Lenders under the Term Loan Agreement referenced below (the “Administrative Agent”).

RECITALS

A. The Borrower, the Administrative Agent and certain financial institutions are party to that certain Term Loan Agreement dated as of March 25, 2015, as amended by the First Amendment thereto dated as of November 13, 2015 (as so amended, the “Term Loan Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Term Loan Agreement.

B. The Borrower and the Administrative Agent, acting with the consent and at the direction of the Required Lenders pursuant to that certain Consent dated as of January 22, 2016, wish to amend the Term Loan Agreement on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Term Loan Agreement. Upon the Effective Date (as defined below) the definition of “Change in Control” in Section 1.01 of the Term Loan Agreement shall be amended in its entirety to read as follows:

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than an employee benefit plan or related trust of the Borrower or of the Borrower and any Subsidiaries, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for election by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved for election.

2. Representations and Warranties of the Borrower. The Borrower represents and warrants that on and as of the Effective Date:

(a) the execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and this Amendment (and the Term Loan Agreement as amended hereby) is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) each of the representations and warranties of the Borrower and each other Loan Party contained in Article III of the Term Loan Agreement or in any other Loan Document are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; and

(c) no Default has occurred and is continuing.

3. Effective Date. This Amendment shall become effective on the date (the “Effective Date”) upon which all of the following conditions have been satisfied:

(a) the execution and delivery hereof by the Borrower and the Administrative Agent; and

(b) the execution and delivery by the Guarantors of an Affirmation of Guaranty in the form of Exhibit A attached hereto.

4. Reference to and Effect Upon the Term Loan Agreement.

(a) Except as specifically amended above, the Term Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Each party to the Loan Documents shall hereafter have and perform the obligations, and be entitled to the rights and remedies, applicable to it pursuant to the terms and conditions of the Loan Documents as amended hereby.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Term Loan Agreement or any Loan Document, nor constitute a waiver of any provision of the Term Loan Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Term Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Term Loan Agreement as amended hereby.

5. Costs and Expenses. The Borrower hereby affirms its obligation under Section 9.03 of the Term Loan Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of counsel (including the allocated costs and expenses of in-house counsel) for the Administrative Agent with respect thereto.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

TERADATA CORPORATION, as Borrower

By:	/s/ Laura Jividen
Name: Laura Jividen
Title: VP-Tax and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Justin Burton
Name: Justin Burton
Title: Underwriting Sr. Associate

EXHIBIT A

AFFIRMATION OF GUARANTY

January [__], 2016

Each of the undersigned (the “Guarantors”) acknowledges receipt of a copy of that certain Amendment to Term Loan Agreement (Change in Control) dated as of the date hereof (the “Amendment”) relating to the Term Loan Agreement dated as of March 25, 2015 (as amended, the “Term Loan Agreement”) referred to therein, consents to the Amendment and each of the transactions referenced therein, hereby reaffirms its obligations under the Guaranty and agrees that all references therein or in any other Loan Document to the “Term Loan Agreement” shall mean and be a reference to the Term Loan Agreement as amended by the Amendment. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Term Loan Agreement, as amended by the Amendment. Although the Guarantors have been informed of the matters set forth herein and have acknowledged and consented to same, each Guarantor understands that neither the Administrative Agent nor any Lender has any obligation to inform the Guarantors of such matters in the future or to seek any Guarantor’s acknowledgment or consent to future amendments or waivers, and nothing herein shall create such a duty.

[signature page follows]

TERADATA INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

TERADATA OPERATIONS, INC., a Delaware corporation

By:
Name:
Title:

TERADATA US, INC., a Delaware corporation

By:
Name:
Title: